Disclaimer: This document is an English translation of the Japanese original and is intended for reference purposes only. All questions that may arise within or without courts of law in regard to the meaning of the words, provisions, and stipulations of the Agreement shall be decided in accordance with the Japanese text.

Exhibit 10.56

Revenue Stamp JPY 200 as of March 2018	Account Number

Not needed for Overdraft with Special Conditions

Agreement for Partial Change of Agreement on Overdraft
Date (2023/02/17)

To: Mizuho Bank, Ltd.	Address of Borrower Name of Borrower	Seal registered for loan transactions
	Address of Guarantor Name of Guarantor	Registered Seal

I/we (the “Borrower”) hereby agree to the following amendments effective ___2020/02/27_____ (date yyyy/mm/dd) with regard to the _”Original Agreement”____ (Including latter amendments. Hereafter “Original Agreement”) concluded on ____2023/02/28____ (date yyyy/mm/dd).
The Guarantor also approves this change and continues to act as Guarantor, jointly and severally with the Borrower, to assume the guarantee obligation.

Term or Condition to be Amended	Agreement prior to Amendment	Agreement post Amendment
Maximum Aggregate Amount of Overdraft	JPY 800,000,000	JPY 3,000,000,000
Transaction Tenor	yyyy/mm/dd	Date	yyyy/mm/dd
Addition of Automatic Extension Provision
Irrespective of any agreement for automatic extension of Transaction Tenor under the existing agreement, the Transaction Tenor shall be extended for a further period of 1 year and the same shall apply thereafter. Automatic extension shall only occur in the event there is no written request from the Borrower or the Bank to terminate transactions under this agreement prior to the expiration of the new Transaction Tenor.

Removal of Automatic Extension Provision	Removal of provision for automatic extension of the Transaction Tenor.

Request
Ο    Please mark the Term or Condition to be amended with an O in the left column and complete both the “Agreement prior to Amendment” & “Agreement post Amendment” columns.

Ο    In regard to “Addition of Automatic Extension Provision”, please complete the corresponding row with the new period (e.g. 1 year).
(Effect of Demands for Performance)
The Borrower agrees that if the Bank makes a performance demand to one of its present or future guarantors, the performance demand shall also be effective against the Borrower.

(Representations pertaining to information provision) <Applicable only if the guaranteed obligation includes an “obligation incurred - or to be incurred - for the business” and if this agreement alters the principal of the guaranteed obligation, interest on the guaranteed obligation, penalties, damages and other provisions subordinate to the guaranteed obligation adversely to the Guarantor>
(1)The Borrower provided the Guarantor with accurate information – inclusive of information provided to the Bank – regarding the following matters.
1.Property and Income Details
2.Existence, amount and performance of obligations owed other than the guaranteed obligation(s) herein
3.In the event collateral is offered or intended to be offered for the guaranteed obligation, a statement to that effect and the details thereof
(2)The Guarantor was provided by the Borrower with the information necessary to determine whether or not to provide a guarantee with respect to the following statements.
1.Property and Income Details
2.Existence, amount and performance of obligations owed other than the guaranteed obligation(s) herein
3.In the event collateral is offered or intended to be offered for the guaranteed obligation, a statement to that effect and the details thereof

End

(Bank Internal Use)		Automatic Extension Y/N	Controller	Collation	PIC
CIF No.	Circular No.